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                                                                    Exhibit 21.1


                      SUBSIDIARIES OF STONEPATH GROUP, INC.

Name of Subsidiary                          State of Incorporation

Net Value, Inc.                             Delaware

Stonepath Operations, Inc.                  Delaware

Stonepath Logistics Domestic                Delaware
   Services, Inc.

Stonepath Logistics International           Delaware
   Services, Inc.

M.G.R., Inc.                                Minneapolis

Distribution Services, Inc.                 Minneapolis

Contract Air, Inc.                          Minneapolis

Global Transportation Services, Inc.        Washington

Global Container Line, Inc.                 Washington

United American Acquisitions and            Michigan
   Management, Inc.

Transport Specialists, Inc.                 Virginia

Stonepath Holdings (Hong Kong) Limited      Hong Kong